Filed pursuant to Rule 433

Registration Statement No. 333-233776

Issuer Free Writing Prospectus dated May 11, 2020

Relating to Preliminary Prospectus Supplement dated May 11, 2020

$4,000,000,000

Pricing Term Sheet

$1,000,000,000 1.350% Notes due 2023 (the “2023 Notes”)

$1,000,000,000 1.650% Notes due 2025 (the “2025 Notes”)

$1,000,000,000 2.300% Notes due 2030 (the “2030 Notes”)

$1,000,000,000 3.250% Notes due 2050 (the “2050 Notes”)

Issuer:	PayPal Holdings, Inc. (the “Company”)

Trade Date:	May 11, 2020

Settlement Date:	May 18, 2020 (T+5)*

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Anticipated Ratings:	A3 (Moody’s Investors Service, Inc.) BBB+ (Standard & Poor’s Ratings Services) BBB+ (Fitch, Inc.)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Standard Chartered Bank**

TD Securities (USA) LLC

Westpac Capital Markets LLC

Academy Securities, Inc.

Siebert Williams Shank & Co., LLC

Security:	Senior unsecured notes

Principal Amount:	$1,000,000,000 of 2023 Notes $1,000,000,000 of 2025 Notes $1,000,000,000 of 2030 Notes $1,000,000,000 of 2050 Notes

Maturity Date:	June 1, 2023 for the 2023 Notes June 1, 2025 for the 2025 Notes June 1, 2030 for the 2030 Notes June 1, 2050 for the 2050 Notes

Coupon (Interest Rate):	1.350% per annum for the 2023 Notes 1.650% per annum for the 2025 Notes 2.300% per annum for the 2030 Notes 3.250% per annum for the 2050 Notes

Interest Payment Dates:	Semi-annually each June 1 and December 1, commencing December 1, 2020 for the 2023 Notes, the 2025 Notes, the 2030 Notes and the 2050 Notes

Day Count Convention:	30/360

Price to Public:	99.908% for the 2023 Notes 99.980% for the 2025 Notes 99.893% for the 2030 Notes 99.618% for the 2050 Notes

Benchmark Treasury:	0.250% due April 15, 2023 for the 2023 Notes 0.375% due April 30, 2025 for the 2025 Notes 1.500% due February 15, 2030 for the 2030 Notes 2.375% due November 15, 2049 for the 2050 Notes

Benchmark Treasury Price/Yield:	100-013⁄4 / 0.231% for the 2023 Notes 100-031⁄4 / 0.354% for the 2025 Notes 107-13+ / 0.712% for the 2030 Notes 122-31 / 1.420% for the 2050 Notes

Spread to Benchmark Treasury:	115 basis points for the 2023 Notes 130 basis points for the 2025 Notes 160 basis points for the 2030 Notes 185 basis points for the 2050 Notes

Yield to Maturity:	1.381% for the 2023 Notes 1.654% for the 2025 Notes 2.312% for the 2030 Notes 3.270% for the 2050 Notes

Make-Whole Call:

2023 Notes: At any time prior to June 1, 2023, at a discount rate of Treasury plus 20 basis points

2025 Notes: At any time prior to May 1, 2025, at a discount rate of Treasury plus 20 basis points

2030 Notes: At any time prior to March 1, 2030, at a discount rate of Treasury plus 25 basis points

2050 Notes: At any time prior to December 1, 2049, at a discount rate of Treasury plus 30 basis points

Par Call:

There is no par call for the 2023 Notes

At any time on and after May 1, 2025 (one month prior to the maturity date of the 2025 Notes)

At any time on and after March 1, 2030 (three months prior to the maturity date of the 2030 Notes)

At any time on and after December 1, 2049 (six months prior to the maturity date of the 2050 Notes)

CUSIP/ISIN:	70450Y AF0 / US70450YAF07 for the 2023 Notes 70450Y AG8 / US70450YAG89 for the 2025 Notes 70450Y AH6 / US70450YAH62 for the 2030 Notes 70450Y AJ2 / US70450YAJ29 for the 2050 Notes

Net Proceeds Before Expenses:	$996,580,000 for the 2023 Notes $996,300,000 for the 2025 Notes $994,430,000 for the 2030 Notes $987,430,000 for the 2050 Notes

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day preceding the settlement date should consult their own advisors.

**

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: BofA Securities, Inc. at (800) 294-1322; Citigroup Global Markets Inc. at (800) 831-9146; or J.P. Morgan Securities LLC collect at (212) 834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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